UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 25, 2021

MKS Instruments, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	000-23621	04-2277512
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Tech Drive, Suite 201, Andover, Massachusetts	01810
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 978-645-5500

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	MKSI	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

As previously disclosed in the Current Report on Form 8-K filed on July 1, 2021 by MKS Instruments, Inc., a Massachusetts corporation (the “Company” or “MKS”), on July 1, 2021, the Company entered into a definitive agreement (the “Implementation Agreement”) with Atotech Limited, a Bailiwick of Jersey company (“Atotech”), providing for, subject to the terms and conditions of the Implementation Agreement, the acquisition (the “Acquisition”) of Atotech by the Company, which is expected to be implemented by means of a scheme of arrangement under the laws of Jersey (the “Scheme”). Pursuant to the Implementation Agreement, upon the effective date of the Acquisition (the “Closing”), the Company will acquire each issued and outstanding common share of Atotech (the “Atotech Shares”) in exchange for per share consideration of $16.20 in cash and 0.0552 of a share of MKS common stock. At the time of the announcement of the Acquisition, the total value of the aggregate cash and stock consideration was approximately $5.1 billion.

Item 1.01 Entry into a Material Definitive Agreement.

On October 29, 2021, the Company, Atotech and Atotech Manufacturing, Inc., a Delaware corporation that is an indirect wholly owned subsidiary of the Company (“Bidco”), entered into a letter agreement (the “Letter Agreement”), under which Bidco, acting as nominee for the Company, shall acquire the entire issued and to be issued share capital of Atotech pursuant to the terms of the Scheme.

The Letter Agreement also amends the provisions to Schedule 1 to the Implementation Agreement relating to the settlement of the outstanding time-based restricted stock units of Atotech (“Atotech RSUs”) and performance-based restricted stock units of Atotech (“Atotech PSUs”). As a result of the amendment, if Closing occurs on or before December 31, 2021, Atotech RSUs that are scheduled to vest on or before January 1, 2022 shall be accelerated and cash settled on or shortly following Closing. Additionally, the amendment provides that if Closing occurs on or before December 31, 2021, Atotech shall determine the number of Atotech PSUs that would have been earned at the end of the applicable performance period, based on the greater of (x) the target number of Atotech PSUs subject to the award or (y) the number of Atotech PSUs that would have been earned based on actual performance through the earlier of December 31, 2021 or the Closing date with respect to any EBITDA-based performance goals for calendar year 2021, and assuming the target level performance for the other performance calendar years and performance goals (the “Specified Number”). The Atotech PSU award would then be accelerated and cash settled on or shortly following Closing as to one-third of the Specified Number. Any Atotech RSUs or Atotech PSUs that are not cash settled in this way shall be dealt with in the context of Closing in the manner previously described in the Current Report on Form 8-K filed on July 2, 2021 by the Company.

The foregoing description of the material terms of the Letter Agreement is qualified in its entirety by reference to the full text of the Letter Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Management Change

On October 25, 2021, the Board of Directors (the “Board”) of the Company appointed James A. Schreiner, who currently serves as the Company’s Senior Vice President and Chief Operating Officer, to the position of Senior Vice President and Chief Operating Officer, Atotech Division, subject to and effective upon the Closing of the Acquisition.

On October 25, 2021, the Company and Mr. Schreiner entered into an amendment (the “Amendment”) to Mr. Schreiner’s employment agreement with the Company dated as of September 16, 2019 (the “Existing Employment Agreement”). Pursuant to the Amendment: (i) Mr. Schreiner’s base salary will be increased to $465,000 effective as of the Closing; (ii) Mr. Schreiner will be eligible for an expatriate service bonus equal to $500,000, which will be payable in a single lump sum within thirty days following Mr. Schreiner’s return to the United States following the completion of a two-year term of expatriate service (or such longer term of service as may be mutually agreed by the Company and Mr. Schreiner) as the Senior Vice President and Chief Operating Officer, Atotech Division (the “Expatriate Service Term”); and (iii) Mr. Schreiner will be eligible for Enhanced Severance Compensation (as such term is defined in the Existing Employment Agreement) in the event that he resigns his employment if the Company fails to return him to the position of Senior Vice President and Chief Operating Officer or a position of at least substantially similar duties and authority within six months after his return to the United States following the completion of the Expatriate Service Term.

The foregoing description of the material terms of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Appointment of Director

On October 25, 2021, the Board elected Geoff Wild as a Class III Director, effective immediately following the Closing of the Acquisition, to fill the existing vacancy on the Board, and to serve until the 2023 Annual Meeting of Shareholders. Mr. Wild is currently the President and Chief Executive Officer and a director of Atotech.

Upon the effectiveness of his appointment, Mr. Wild will be entitled to receive compensation for his Board and committee service in accordance with the Company’s standard compensation arrangements for non-employee directors, which are described under the caption “Director Compensation” in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on March 26, 2021, as adjusted by the Board from time to time.

In connection with the Acquisition, Mr. Wild will be entitled to severance payments pursuant to the terms of his employment agreement with Alpha US Bidco, Inc., a subsidiary of Atotech (“Alpha US”) (as amended, the “Atotech Employment Agreement”). The Atotech Employment Agreement provides that in the event Mr. Wild’s employment is terminated by Alpha US without Cause or by Mr. Wild for Good Reason (as such terms are defined in the Atotech Employment Agreement) on the date of or within 12 months following a Change of Control (as defined in the Atotech Employment Agreement), Mr. Wild will be entitled to receive a lump sum payment equal to (i) 150% of Mr. Wild’s total remuneration (which includes Mr. Wild’s then-current base salary, target annual bonus, and company-funded pension contributions), plus (ii) a pro-rated portion of Mr. Wild’s annual bonus that he would have been entitled to if he had completed the then-current full fiscal year, based on actual performance results, as well as continued company-paid healthcare coverage for up to 18 months. The severance payment is contingent upon Mr. Wild’s timely execution and nonrevocation of a release of claims in favor of Atotech and its affiliates. The Atotech Employment Agreement also provides that if Mr. Wild’s employment is terminated by Alpha US without Cause or by Mr. Wild for Good Reason (as such terms are defined in the Atotech Employment Agreement), the notice period for termination would be at least 6 months, and Alpha US may elect to pay Mr. Wild his base salary for such period in lieu of such notice. Additionally, if Mr. Wild’s employment is terminated by Alpha US without Cause or by Mr. Wild for Good Reason (as such terms are defined in the Atotech Employment Agreement) in either case on the date of or within 12 months following a Change of Control (as defined in the Atotech Employment Agreement), then upon the 18-month anniversary of the date of termination, Mr. Wild will be entitled to receive 150% of the greater of (i) 50% of the total remuneration most recently received by Mr. Wild under the Atotech Employment Agreement and (ii) 100% of Mr. Wild’s most recently received annual base salary. The Acquisition will constitute a Change of Control for the purposes of the Atotech Employment Agreement. The approximate dollar value of the foregoing is not determinable at this time. An amendment to this 8-K will be filed when the dollar value of the foregoing payments is determinable.

There were no arrangements or understandings between Mr. Wild and any other persons pursuant to which Mr. Wild was appointed as a director.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

10.1	Letter Agreement, dated October 29, 2021, by and among MKS Instruments, Inc., Atotech Limited and Atotech Manufacturing, Inc.

10.2	Amendment to Employment Agreement, dated October 25, 2021, by and between MKS Instruments, Inc. and James A. Schreiner

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MKS Instruments, Inc.

	By:	/s/ Kathleen F. Burke
Date: October 29, 2021	Name:	Kathleen F. Burke
	Title:	Senior Vice President, General Counsel and Secretary